EXHIBIT 23(a)


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. on Form S-8 of our report dated February 24, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its accounting for certain investments in debt securities in 1993 and postretirement benefits in 1992) appearing in [and incorporated by reference in] the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 31, 1994, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
April 20, 1995